EXHIBIT 10.19

AMENDED AND RESTATED
TECHNOLOGY LICENSE AGREEMENT

This AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) is made and entered into on January 12, 2006 by and among OSMOTEX AS, a Norwegian corporation (“Licensor”), OSMOTEX USA, INC., a Florida corporation (“Licensee”) and IQ MICRO INC. (formerly IQ Medical Corp.), a Colorado corporation (“Sublicensee”).

RECITALS

WHEREAS, Licensor and Licensee entered into that certain Technology License Agreement dated June 2005 (the “Original Agreement”) and now desire to amend and restate the terms and conditions of their license arrangement; and

WHEREAS, Licensor and Licensee now desire to amend and restate the terms and conditions of their license arrangement to include a sublicense provision and terms and conditions thereof; and

WHEREAS, Licensor owns all of the rights, title and interest in and to certain technology and intellectual property (the “Technology”) as described on Exhibit A hereto; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, the right and license to utilize the Technology as specifically provided in this Agreement; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, Licensee desires to grant to Sublicensee, and Sublicensee desires to obtain from Licensee, the right and sublicense to utilize the Technology as specifically provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants, representations, warranties and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor, Licensee and Sublicensee, intending to be legally bound, hereby agree as follows:

1.  TERM OF AGREEMENT. This Agreement shall commence upon the date first written above and shall continue in full force and effect indefinitely until terminated pursuant to the provisions of this Agreement (the “Term”).

2.  GRANT OF LICENSE.

2.1  Recitals. The recitals set forth above are hereby incorporated herein by reference. The Original Agreement is hereby superseded, in its entirety, by this Agreement.

2.2  Grant of License to Licensee. Licensor hereby grants to Licensee an exclusive, irrevocable, royalty-free, fully paid-up, non-transferable, indivisible, perpetual right and license, throughout the world, subject to the terms of this Agreement, to (a) use, market, research, develop, modify, sell and have sold the Technology, (b) use, copy, execute, reproduce, translate, modify, improve, adapt, enhance, display, perform, and otherwise commercially exploit, in any medium or distribution technology whatsoever, whether known or unknown, the Technology and the Intellectual Property Rights (as defined below), in connection with Technology, in furtherance of the foregoing rights, and (c) sublicense any and all of the rights herein granted to IQ Micro Inc. (formerly IQ Medical Corp.), located at 500 Australian Avenue, Suite 700, West Palm Beach, Florida, 33401.

2.3  Grant of Sublicense to Sublicensee. Licensee hereby grants to Sublicensee an exclusive, irrevocable, royalty-free, fully paid-up, non-transferable, indivisible, perpetual right and license, throughout the world, subject to the terms of this Agreement, to (a) use, market, research, develop, modify, sell and have sold the Technology, (b) use, copy, execute, reproduce, translate, modify, improve, adapt, enhance, display, perform, and otherwise commercially exploit, in any medium or distribution technology whatsoever, whether known or unknown, the Technology and the Intellectual Property Rights (as defined herein), in connection with Technology, in furtherance of the foregoing rights, and (c) sub-sublicense the Technology to any other party or parties in its sole discretion. The Sublicensee shall not be required to notify or obtain the consent of the Licensee or the Licensor in connection with any such sub-sublicense by the Sublicensee.

2.4  Ownership. Licensor owns and shall at all times continue to own all rights, title and interest in and to the Technology, including, without limitation, all Intellectual Property Rights related to the Technology, and nothing contained in or arising out of this Agreement shall in any way limit or reduce Licensor’s ownership rights in the Technology or the Intellectual Property Rights. Derivative works related to or arising from the Technology resulting from Sublicensee’s independent research and development or at Sublicensee’s expense (the “Derivative Works”) shall be owned by the Sublicensee.

2.5  Intellectual Property Rights. “Intellectual Property Rights” means any and all now known or hereafter known or discovered tangible and intangible: (i) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights, moral rights and mask-works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) all other intellectual and industrial property rights of every kind and nature throughout the universe, however named or designated, including, without limitation, all characters, artwork, graphics, audio-visual components, recordings, films, photographs and or materials related to the Technology; and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues of the above, whether now or hereafter in force.

Patent Filing and Maintenance and Intellectual Property Rights Development. Licensor shall be responsible at its own expense for the preparation, filing, prosecution maintenance and renewal of all patent applications and patents within the Technology and arising out of, related to or in connection with any new patent development and applications, including, but not limited to, microfluidics technology patents and Patent Cooperation Treaty application PCT/NO 03/00246 "Microfluidic Actuator," Priority date: 030715 and Patent Cooperation Treaty application PCT/NO 03/00247 "Fabric Material With Improved Liquid Transport," Priority date: 030715. Licensor shall, in a timely manner, keep the Licensee and Sublicensee informed in writing of the progress of all patent applications within the Technology and arising out of, related to or in connection with any new patent development and applications, including but not limited to, microfluidics technology patents and Patent Cooperation Treaty application PCT/NO 03/00246 "Microfluidic Actuator," Priority date: 030715 and Patent Cooperation Treaty application PCT/NO 03/00247 "Fabric Material With Improved Liquid Transport," Priority date: 030715, and shall give the Licensee and Sublicensee reasonable opportunity to comment on the type and scope of useful claims, patent filings, and prosecution strategy. Licensor shall promptly so verify in writing to Licensee and Sublicensee all renewals, maintenance and payment of all such costs. Licensor shall promptly notify Licensee and Sublicensee of any new intellectual property that is created after the date of this Agreement, including, but not limited to new Intellectual Property Rights.

2.6  Public Disclosure. Licensor shall at all times during and after the Term have complete control over any materials or documents (including, without limitation, advertising and publicity materials) that in any way refer to the Technology or the Intellectual Property Rights, and Licensee and Sublicensee shall present all such materials and documents to Licensor for approval (which shall not be unreasonably withheld) within a reasonable period of time prior to Licensee’s and Sublicensee’s proposed use or dissemination of such materials or documents.

2.7  Section 365(n) of The Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee (including the license) and all rights granted under or pursuant to this Agreement by Licensee to Sublicensee (including the sublicense) are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. As licensee of such rights under this Agreement, Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. As sublicensee of such rights under this Agreement, Sublicensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the event of the commencement of bankruptcy proceedings by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to retain all of its rights under this Agreement or any agreement supplementary to this Agreement (including the license). Upon the event of the commencement of bankruptcy proceedings by or against Licensee under the Bankruptcy Code, Licensee shall be deemed as licensor for the purposes of Section 365(n) of the Bankruptcy Code thereby permitting sublicensee to retain and fully exercise all of the protections and rights of Section 365(n) of the Bankruptcy Code and Sublicensee shall be entitled to retain all of its rights under this Agreement or any agreement supplementary to this Agreement (including the sublicense).

2.8  Delivery of Technology. Upon execution of this Agreement, Licensor shall deliver to Licensee all necessary materials and information constituting the Technology and Licensee shall deliver to Sublicensee all necessary materials and information constituting the Technology.

3.  INDEMNIFICATION. Licensor and Licensee will, at their respective expense, defend, indemnify and hold each other and Sublicensee and all of the other’s and Sublicensee’s respective shareholders, directors, officers, members, employees, affiliates, consultants, independent contractors and agents harmless from any and all loss, demand, damages, suit, judgment, claim, liability, costs or expenses incurred of any kind whatsoever, including attorneys’ fees and expenses or cause of action brought against the other or Sublicensee that results, directly or indirectly, from or arise out of or related to or is attributable to Licensor’s, Licensee’s or Sublicensee’s use of the Technology or the Intellectual Property Rights such as patent, trade secret, trademark and copyright infringement; and provided further, that Licensor and Licensee shall indemnify and hold harmless Sublicensee and its respective shareholders, directors, officers, members, employees, affiliates, consultants, independent contractors and agents harmless from any and all loss, demand, damages, suit, judgment, claim, liability, costs or expenses incurred of any kind whatsoever, including attorneys’ fees and expenses or cause of action brought against the other or Sublicensee that results, directly or indirectly, from or arise out of or related to or is attributable to Sublicensee’s sub-sublicense of the Technology. Licensee or Licensor shall indemnify, defend, and hold harmless the other and Sublicensee and their respective successors, shareholders, directors, officers, members, employees, affiliates, consultants, independent contractors and agents, from and against any and all loss, demand, damages, suit, judgment, claim, liability, costs or expenses incurred of any kind whatsoever, including attorneys’ fees and expenses or cause of action brought against the other or Sublicensee that results, directly or indirectly, from or arise out of or related to or is attributable to: (i) fraud, negligence, recklessness, willful misconduct or omission of the Licensee or Licensor, its employees, affiliates, agents, consultants, subcontractors or independent contractors; (ii) infringement or misappropriation of any intellectual property right of any third party; (iii) product liability, death or bodily injury and property damage (real and personal) in connection with this Agreement and the Technology, Intellectual Property Rights and sub-sublicenses; and (iv) Licensee’s, Licensor’s or Sublicensee’s breach of any obligations in this Agreement, including breach of the confidentiality provisions of this Agreement.

3.1  Notice. A party seeking indemnification pursuant to this Section 3 (an “Indemnified Party”) from or against the assertion of any claim by a third person (a “Third Person Assertion”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”); provided however, that failure to give prompt notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

3.2  Assumption of Defense. Within ten business days of receipt of notice from the Indemnified Party pursuant to Section 3.3 hereof, the Indemnifying Party shall have the right exercisable by written notice to the Indemnified Party, to assume the defense of a Third Person Assertion. If the Indemnifying Party assumes such defense, the Indemnifying Party may select counsel, which shall be reasonably acceptable to the Indemnified Party.

3.3  Failure to Defend. If the Indemnifying Party (a) does not assume the defense of any Third Person Assertion in accordance with Section 3.4 hereof; or (b) having so assumed such defense, unreasonably fails to defend against such Third Person Assertion, then upon ten days written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Third Person Assertion. In such event, the Indemnified Party shall be entitled under this Section 3 as part of its damages to indemnification for the costs of such defense.

3.4  Conflicts of Interest. If the Indemnifying Party has been advised by the written opinion of counsel to the Indemnified Party that the use of the same counsel to represent both the Indemnified Party and the Indemnifying Party would present a conflict of interest, then the Indemnified Party may select its own counsel to represent the Indemnified Party in the defense of the matter and the costs of such defense shall be borne by the Indemnifying Party. The Indemnifying Party shall be entitled to continue to handle its own representation in such matter through its own counsel.

3.5  Settlement. The party controlling the defense of a Third Person Assertion shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the prior written consent of the other party, which consent shall not be unreasonable withheld.

3.6  Participation. The Indemnifying Party and the Indemnified Party shall cooperate, in the defense or prosecution of any Third Person Assertion. The Indemnified Party shall have the right to participate, at its own expense, in the defense or settlement of any Third Person Assertion.

3.7  Unauthorized Modifications. The indemnification obligation of this Section 3 shall not apply to any claim arising out of the Licensee’s or Sublicensee’s modification of the Technology not authorized by the Licensor, to the extent that alleged infringement would have been avoided absent such modification.

4.  LICENSE FEES.

4.1  License Fee. In consideration for the foregoing license and the rights granted to Licensee hereunder, Licensee issued to Licensor one hundred shares of Licensee’s $0.001 par value per share common stock.

4.2  Sublicense Fee. In consideration for the foregoing sublicense and the rights granted to Sublicensee hereunder, (1) Sublicensee acknowledges that it issued, and Licensor and Licensee acknowledge the Licensee’s receipt of, 42,670,000 shares of Sublicensee’s $0.0001 par value per share common stock and (2) Sublicensee made payment of a license fee in the amount of $300,000 (the “License Fee”) of which Licensee and Licensor hereby acknowledge receipt and further acknowledge that Sublicensee did pay the License Fee in full.

5.  TAXES. Licensor, Licensee and Sublicensee shall cooperate to more accurately determine and minimize their respective tax liability. Each party will provide tax information or tax documents reasonably requested by another party. Each party will promptly notify the other parties of any claim for taxes asserted with respect to this Agreement by a taxing authority with jurisdiction over either party. With respect to any claim arising out of a tax form or return signed by a party to this Agreement, the signing party may control the response to and settlement of the claim, but the other parties may participate to the extent each may be liable.

6.  PROPRIETARY INFORMATION. Licensee and Sublicensee acknowledge that, with the exception of the Derivative Works, Licensor is the owner of the Intellectual Property Rights embodied in or otherwise related to the design and development of the Technology. Licensee and Sublicensee covenant acknowledge and agree that, with the exception of the Derivative Works, by entering into this Agreement, Licensee and Sublicensee do not acquire any right, title, or interest in or to the Technology or the Intellectual Property Rights or any technologies used in the same except as granted by this Agreement. Licensee and Sublicensee covenant and agree that they shall not make any use of the Intellectual Property Rights or Technology except as expressly permitted by this Agreement. Licensee and Sublicensee shall promptly notify Licensor of any actual, threatened or suspected infringement of the any Intellectual Property Rights of Licensor that is known or should reasonably be known by Licensee or Sublicensee.

7.  INFRINGEMENT OF THE LICENSED PATENTS BY THIRD PARTIES.

7.1  Notice. Each party shall notify the other parties within thirty days of obtaining knowledge of a possible infringement of the Technology or Intellectual Property Rights.

7.2  Licensor Sole Right. Licensor shall have the sole right, but not the obligation, at its own expense, to take all steps that, in Licensor’s sole discretion, are necessary or appropriate to protect and to enforce any of the Technology and Intellectual Property Rights including the initiation of legal proceedings against any third party who has infringed or ever infringes any Technology and Intellectual Property Rights. Any damage, cost, award fee, recovery, or compensation paid by any third party in connection with any proceeding initiated or carried on at Licensor expense (whether by way of settlement or otherwise) shall be retained by Licensor. Licensor shall not enter into any settlement, consent judgment, or any other voluntary final disposition of any infringement action under this section without the prior written consent of Licensee and Sublicensee.

7.3  Licensee and Sublicensee Right. In the event that Licensor elects not to initiate legal proceedings under Section 7.2, Licensor shall provide prompt written notice of such to Licensee and Sublicensee and (1) Licensee shall have the right, but not the obligation, to initiate legal proceedings against the infringer at Licensee’s sole expense, naming Licensor as a party, if so required by law. In the event that Licensee elects not to initiate such legal proceedings, Licensee shall provide prompt written notice of such to Sublicensee and Licensor and (2) Sublicensee shall have the right, but not the obligation, to initiate legal proceedings against the infringer at Sublicensee’s sole expense, naming Licensor and Licensee as parties, if so required by law. Licensor and Licensee agree to become a named party of such legal proceedings if so requested by Licensee or Sublicensee, as applicable and appropriate. Any damage, cost, award fee, recovery, or compensation paid by any third party in connection with any proceeding initiated or carried on at Licensee’s or Sublicensee’s expense pursuant to this section (whether by way of settlement or otherwise) shall be retained by Licensee or Sublicensee, as applicable (i.e. whomever initiated the proceeding). Licensee and Sublicensee shall notify Licensor promptly in writing of any settlement, consent judgment, or any other voluntary final disposition of any infringement action under this section.

7.4  In the event that any party (“Initiating Party”) desires to initiate, initiates, or carries on any legal proceeding to enforce or to protect any of the Technology or Intellectual Property Rights under Sections 7.2 and 7.3, the other party (the “Non-initiating Party”) hereto shall fully co-operate with and will supply all assistance reasonably requested by the initiating party. The Initiating Party shall have sole control of the proceeding and shall bear reasonable expenses (excluding legal fees) incurred by the Non-initiating Party in providing such assistance and cooperation as the Initiating Party may request. The Non-initiating Party shall be entitled to participate in any proceedings initiated or carried on by the Initiating Party with counsel selected by it, but at its own expense.

8.  TERMINATION.

8.1  Termination. Sublicensee shall have the right to terminate this Agreement with thirty days prior written notice to Licensor and Licensee. This Agreement and the rights and benefits granted to the Sublicensee in this Agreement and the rights and benefits granted to Sublicensee by Licensor and Licensee arising out of, related to, directly or indirectly, and in connection with this Agreement shall not terminate or alter or be terminated or altered in the event that Licensee becomes insolvent, dissolves, merges, enters into a business combination, becomes bankrupt or otherwise ceases to exist, unless Sublicensee gives written notice to Licensor or Licensee of such termination.

8.2  No Liability Upon Termination. Except as specifically provided herein, none of the parties hereto shall be liable by reason of termination of the Term to the other parties hereto for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, or leases of Licensor, Licensee, Sublicensee or otherwise. Each party covenants and agrees that it shall not file suit or bring an action seeking to impose such liability or recover damages for any such claims.

9.  TERMINATION EVENTS. Licensor, Licensee and Sublicensee covenant and agree that upon the event of Licensee’s dissolution, winding up, business combination (such as an acquisition, merger, consolidation, reorganization, joint venture, sale or purchase of all or a portion of its business or the business of another party) or the commencement of bankruptcy proceedings by or against Licensee under the Bankruptcy Code (collectively, the “Termination Events”), all parties hereto shall immediately take any and all actions necessary to terminate the Agreement and any and all amendments thereto, and Licensor shall, simultaneously with the occurrence of a Termination Event, enter into a new Technology License Agreement by and between Licensor and Sublicensee (“New Agreement”) dated the same date as such Termination Event, provided that in the New Agreement: (1) IQ Micro Inc. as Sublicensee and text related thereto is deleted entirely, (2) Osmotex USA, Inc., as a party, as Licensee and text related thereto, is deleted entirely, and (3) IQ Micro Inc. is defined as “Licensee” and as such becomes Licensor’s direct licensee of the Technology and the Intellectual Property Rights (replacing Osmotex USA, Inc. as Licensee). Notwithstanding the foregoing, the New Agreement shall be identical to the Agreement and all amendments thereto. The New Agreement shall also contain any deletions or additions that are reasonably required to effect the intent of this Section 9.

10.  REPRESENTATIONS AND WARRANTIES.

10.1  Licensor and Licensee each individually hereby represent and warrant that it is not subject to any obligation that would prevent it from entering into this Agreement and Licensor’s offer to provide the Technology and Intellectual Property Rights to the Licensee and Licensee’s acceptance of such offer has in no way caused or induced Licensor to breach any contractual obligation to any party; and further, Licensee’s offer to provide the Technology and Intellectual Property Rights to the Sublicensee and Sublicensee’s acceptance of such offer has in no way caused or induced Licensee to breach any contractual obligation to any party.

10.2  Licensor and Licensee each individually represent and warrant that there is no and at no time has there been any action, suit, claim investigation or proceeding pending, or, to the best of its knowledge, threatened against, by or affecting it which might affect: (a) its ability to enter into this Agreement; (b) its performance of its obligations herein; or (c) Licensee’s and Sublicensee’s use of the Technology or Intellectual Property Rights. Licensor and Licensee each individually further represent and warrant that it does not know of any basis for any such action. Licensor and Licensee shall promptly notify each other and Sublicensee if any of the foregoing types of litigation arises during the term of this Agreement that might affect (i) Licensor’s or Licensee’s performance of their respective obligations herein or (ii) Licensee’s or Sublicensee’s use of the Technology or Intellectual Property Rights.

10.3  Licensor and Licensee each individually hereby represent and warrant that it has the full authority and power to enter into this Agreement.

10.4  Licensor hereby represents and warrants that it is the lawful owner of the Technology and Intellectual Property Rights.

10.5  Licensor and Licensee each individually hereby represent and warrant that it has the full right and authority to grant Licensee and Sublicensee, respectively, the rights set forth in this Agreement and it is and will not be a party to any other agreement or contractual arrangement which conflicts with this Agreement or the license and sublicense granted and contemplated in this Agreement; in particular, and without limiting the generality of the foregoing, the Technology and Intellectual Property Rights and the Licensee’s and Sublicensee’s use of the Intellectual Property Rights and Technology in accordance with this Agreement does not and will not infringe upon any other patent, copyright, trade secret, trademark, service mark, or trade name of any third-party, or contain any confidential or proprietary material misappropriated by the Licensor or Licensee.

10.6  Licensor and Licensee hereby represent and warrant that neither the Technology nor the Intellectual Property Rights does or will violate any applicable law, rule, or regulation, and that Licensor and Licensee possess all permits and licenses or related approvals required to comply with such laws, rules, and regulations.

11.  CONFIDENTIALITY. All information furnished to the parties under this Agreement shall be treated as confidential and each party shall take reasonable precautions to preserve the confidentiality of this information until the termination of this Agreement. If this Agreement is terminated, each party shall return all documents and other materials containing, reflecting and referring to such information, except information, documents and other materials related to Derivative Works, and shall take reasonable precautions to preserve the confidentiality of this information. The parties’ obligations under this Agreement shall not apply to any information which: (i) was already in its possession prior to the disclosure thereof by the disclosing party, (ii) was then generally known to the public, (iii) became known to the public through no fault of the receiving party or any of its agents or representatives, or (iv) was disclosed to a party to this Agreement by a third party unaffiliated with any party to this Agreement who was not bound by an obligation of confidentiality.

12.  MISCELLANEOUS.

12.1  Amendments. The provisions of this Agreement may be amended, modified, waived or supplemented only by a written instrument duly executed by each party to this Agreement and making special reference to this Agreement.

12.2  Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

12.3  Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. In the event that any court finally holds that any of the terms and other provisions contained in this Agreement constitute an unreasonable restriction, then the parties agree that the provisions of this Agreement shall not be rendered void, but shall apply as to their time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction.

12.4  Jurisdiction and Venue. Any legal proceeding or action arising out of or relating to this Agreement shall be brought in the appropriate state or Federal court located in Palm Beach County, Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

12.5  Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard for principles of conflicts of law.

12.6  Specific Performance as to Licensor. Licensee acknowledges that Licensor shall be irreparably damaged (and damages at law would be an inadequate remedy) if Sections 2, 6 or 8 of this Agreement are not specifically enforced. Therefore, in the event of a breach or threatened breach by Licensee of Sections 2, 6 or 8 of this Agreement, Licensor shall be entitled, in addition to all other rights and remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, and to a decree for specific performance of the provisions of said Sections.

12.7  Counterparts; Faxed Signature Pages. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

12.8  No Third Party Rights. Unless expressly stated in this Agreement to the contrary, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

12.9  No Construction Against Draftsman. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any of the parties on the basis that such parties, or their respective counsel, drafted this Agreement.

12.10  Survival. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement, including, without limitation Sections 2, 6 and 8 shall survive the termination of this Agreement.

12.11  Assignment. Licensee and Sublicensee shall not assign this Agreement or any interest in this Agreement voluntarily, involuntarily, or by operation of law without Licensor’s prior written consent, which may be reasonably withheld in Licensor’s sole discretion. Licensor may assign its rights and obligations arising out of this Agreement without Licensee’s and Sublicensee’s prior consent; provided, however, Licensor must provide Licensee and Sublicensee with reasonable notice of such assignment in writing.

12.12  Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery or by nationally recognized overnight delivery service (such as Federal Express, UPS, DHL or USPS Express Mail). All such notices and other communications shall be addressed to:

Licensor: Osmotex AS Contact: Svein Milford Solheimsgaten 16 A N - 5058 Bergen Norway

Licensee: Osmotex USA, Inc. c/o Osmotex AS Contact: Mr. Johnny Christiansen Solheimsgaten 16A 5080 Bergen, Norway
Sublicensee: IQ Micro Inc. Contact: Robert Rudman 500 Australian Ave., Ste. 700 West Palm Beach, FL 33401

Each such notice shall be deemed delivered (i) on the date delivered, if by messenger or courier service delivery; (ii) on the date of the confirmation of receipt, if by fax; and (iii) on the date of receipt or the date delivery is refused by the recipient, if by overnight delivery service.

12.13  Entire Agreement. This Agreement and all exhibits and schedules attached to this Agreement, if any, represent the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties.

12.14  Limitation of Liability. Except for each party’s indemnity rights and obligations under Section 3 of this Agreement, and notwithstanding anything to the contrary contained herein, the parties to this Agreement each waive, to the fullest extent permitted by law, all claims against the other parties for indirect, incidental, special, exemplary, punitive or consequential damages otherwise recoverable under applicable laws arising in connection with this Agreement or the services to be provided under this Agreement, including, without limitation, damages resulting from loss of profits or earnings. EXCEPT IN CONNECTION WITH CLAIMS FOR PHYSICAL INJURIES, NO PARTY WILL BE LIABLE FOR (A) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR (B) COMMERCIAL LOSS OF ANY KIND, INCLUDING LOSS OF BUSINESS OR PROFITS, WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.15  Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

12.16  Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

12.17  Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

12.18  Further Assurances. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things that may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

12.19  Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of the Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

12.20  Pronouns and Terms. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural and vice versa, wherever it appears appropriate from the context. For all purposes of this Agreement, unless otherwise expressly stated to the contrary, the terms "hereby," "hereto," "hereof," "hereunder" and "herein" shall refer to this entire Agreement; the term "person" shall include without limitation, any corporation, partnership, estate, trust, association, branch, bureau, subdivision, venture, associated groups, individual, government, institution, instrumentality and other entity, enterprise, association or endeavor of every nature and kind; and reference to the "business" of any person shall also be deemed to include, without limitation, the operations, financial condition, properties and prospects of such person.

12.21  Export Control. Each party shall be responsible for ensuring that its actions with respect to the Technology and Intellectual Property Rights are in compliance with the import and export control laws of the United States and Norway (“Control Laws”). Each party will notify the other parties in writing if the Technology or Intellectual Property Rights is subject to any Control Laws, and will provide the appropriate parties with reasonable cooperation and information to assist the other in complying with any licensing or similar requirements that may be imposed under United States or Norway laws.

12.22  Relationship of Parties. The parties agree that they are independent entities. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between or among the parties. Each party is responsible for the supervision, management and direction of its own employees. Each party is responsible for the payment of compensation to its employees and for any injury to them occurring in the course of their employment for which their employer is responsible and neither party shall be responsible for the supervision, management and direction of the employees of the other party.

12.23  Reliance on Experts. For purposes of this Agreement, whenever one of the parties reasonably requires or retains the use of an expert in order to discharge a duty under this Agreement, such party's sole responsibility in connection with said duties shall be the reasonable reliance upon the advice of the experts, and no party shall be liable on account of any duty or obligation imposed under this Agreement in the event of a reliance upon professional advice.

12.24  Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

12.25  Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Broward County, Florida. The parties shall select the arbitrator and if the parties are unable to reach agreement on selection of the arbitrator within ten days after the notice of arbitration is served, then the American Arbitration Association will select the arbitrator. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall not have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

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IN WITNESS WHEREOF, the duly authorized representatives of each party hereto have executed this Amended and Restated Technology License Agreement on the date first above written.

OSMOTEX AS

By:
Name:
Title:

OSMOTEX USA, INC.

By:
Name:
Title:

IQ MICRO INC.

By:	/s/ R. Rudman
Name: R. Rudman
Title: Director & CFO

IN WITNESS WHEREOF, the duly authorized representatives of each party hereto have executed this Amended and Restated Technology License Agreement on the date first above written.

OSMOTEX AS

By:	/s/ Johnny Christiansen
Name: Johnny Christiansen
Title: Chairman of Board

OSMOTEX USA, INC.

By:	/s/ Johnny Christiansen
Name: Johnny Christiansen
Title: CEO/Chairman

IQ MICRO INC.

By:	/s/ Johnny Christiansen
Name: Johnny Christiansen
Title: CEO

EXHIBIT A

DESCRIPTION OF TECHNOLOGY

Patents for the patent application titled “Method Of Fluid Transport” in:

● Australia (AU737492)

● Brazil (PI9810358.0)

● Canada (CA2295710)

● Finland (FI0993328)

● France (FR0993328)

● Germany (DE0993328)

● Great Britain (GB0993328)

● Italy (IT0993328)

● Norway (NO308095)

● United States (US6320160).

The patent application priority date for the foregoing patents was June 30, 1997.